Exhibit 99.1

NEWS RELEASE

Contacts:

Ray Leonard
President and Chief Executive Officer
713-353-9445

Anne Pearson/Jack Lascar
Dennard-Lascar Associates
713-529-6600

Hyperdynamics Executes Farmout Agreement with SAPETRO

for a 50% Interest in its Guinea Oil Exploration Program

HOUSTON, March 31, 2017 — Hyperdynamics Corporation (OTCQX: HDYN) (the “Company”) today announced that its wholly owned subsidiary, SCS Corporation Ltd. (“SCS”), and South Atlantic Petroleum (“SAPETRO”) today executed a Farmout Agreement (FOA). Under the terms of the FOA, SAPETRO will receive a 50% participating interest in the Production Sharing Contract (“PSC”) between the Republic of Guinea and SCS in exchange for its commitment to pay 50% of the Fatala well costs (the minimum work program under the PSC) plus reimbursement to SCS of half of the costs previously incurred in preparing for the well since the PSC Second Amendment was signed. The approximate amount of such previous costs is estimated to be approximately $8-10 million depending on the timing of the completion of the FOA and upon approval of the Guinea Government.  SAPETRO and the Guinea National Petroleum Office signed a Tri-partite Protocol on March 10 setting a deadline for submission of farmout documents by April 10 and starting of the Fatala well by May 30.

“We are very excited about SAPETRO’s commitment to join Hyperdynamics in this high-potential opportunity to unlock the value of Fatala and several additional prospects identified by our geoscientists on the 5,000-square-kilometer PSC block,” said Ray Leonard, Hyperdynamics’ President and Chief Executive Officer.

“With funds already invested by SCS in preparation for the Fatala well, past cost reimbursement and SAPETRO gearing up to join the project as a 50% partner, Hyperdynamics’ share of the remaining funding needed is now estimated at $15-20 million. The Fatala prospect alone has an estimated mean recoverable resource of 647 million barrels of oil based on a 2016 Netherland Sewell report, with an estimated 31% chance of success.”

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oi and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This News Release contains “forward-looking statements” within the meaning of Section 27 A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “plan,” “project,” “anticipate,” “estimate,” “believe,” or “think.” Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. We assume no duty to update or revise our forward-looking statements based on changes in plans or expectations or otherwise.

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